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Exhibit 5.1

September 4, 2003

The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169

  Re:
  The J. Jill Group, Inc. Amended and Restated 2001 Incentive and
  Non-Statutory Stock Option Plan

Ladies and Gentlemen:

        We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by The J. Jill Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 1,000,000 shares (the "Shares") of its common stock, par value $0.01 per share, issuable upon exercise of stock options granted or to be granted pursuant to The J. Jill Group, Inc. 2001 Amended and Restated Incentive and Non-Statutory Stock Option Plan (the "Plan").

        In arriving at the opinion expressed below, we have examined and relied on the Restated Certificate of Incorporation of the Company, as amended to date, the By-Laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company relating to the Plan and the Shares, the Registration Statement and the Plan.

        In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

        We assume that all Shares to be issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the exercise price for the Shares will not be less than the par value per share of the Shares.

        Based upon and subject to the foregoing, it is our opinion that when certificates for the Shares have been duly executed and countersigned and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plan, the Shares will be validly issued, fully paid and nonassessable.

        This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

FOLEY HOAG LLP
By:	/s/ DAVID R. PIERSON David R. Pierson a Partner

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Exhibit 5.1